CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Amendment No. 1 to the registration statement on Form S-3 of our report dated March 29, 1996, on our audit of the financial statements of FX Energy, Inc. (formerly known as Frontier Oil Exploration Company). We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

/s/ Coopers & Lybrand L.L.P.

Salt Lake City, Utah
September 19, 1996